UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934 (Amendment No.    )

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Smith & Wesson Brands, Inc.

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Smith & Wesson Brands, Inc. (“S&W” or the “Company”) submits this supplemental information in response to the Notice of Exempt Solicitation, dated September 1, 2021, filed in the name of a group of faith-based organizations led by the Adrian Dominican Sisters (collectively the “Proponents”). Your Board of Directors strongly recommends that you vote “AGAINST” Proposal Five, the stockholder proposal advanced by the Proponents.

The issue presented yet again by the Proponents for our shareholders is whether S&W should add to its extensive corporate governance policies a vague “Human Rights” policy based on the UN Guiding Principles on Business and Human Rights (the “UNGP”). By the Proponents’ own admission, this additional policy would impose an obligation to remedy “societal impacts” without regard to whether the Company has a legal obligation to do so.

As explained in the Company’s Definitive Proxy Statement filed with the SEC on August 18, 2021, the Company already maintains policies designed to address its business risks, including its “Corporate Stewardship Policy,” which are specific, proven, and most importantly tailored to fit S&W’s operations. In the interests of refining and improving its processes and procedures in this area, the Company also has undertaken a comprehensive review of these policies and is engaged in the process of developing a due diligence program.

Nonetheless, Proponents claim that they have submitted their proposal “out of concern that Smith & Wesson has no process in place to identify and analyze human rights risks in its business and operations, . . .“ Proponents simply ignore the processes S&W put in place to identify and address the very concerns presented by Proponents. As S&W has explained on numerous occasions, dating back to its Shareholder Requested Report from 2019, it has hired a major media monitoring company for this express purpose.1

Proponents take issue with the Company’s substantial efforts because, in their words, the ESG review the Company is conducting “does not appear to address human rights.” Proponents, however, are not asking for a mere statement of concern for human rights. Rather, they ask shareholders to incorporate the substantial undertakings and liabilities of the UNGP, which consists of 36 pages of specific obligations. It is supplemented by a 92-page interpretive guide. The substantial obligations that the UNGP demands of business enterprises include:

•	A commitment to prevent and mitigate actual and potential adverse human rights impacts and

•	A grievance mechanism to resolve purported violations of human rights.

The Proponents’ Notice of Exempt Solicitation implicitly acknowledges that S&W is correct in its position that these obligations carry a substantial cost. At the same time, Proponents unintentionally admit that S&W is also correct in its assessment that Proponents have failed to provide shareholders with any basis to evaluate the costs of the proposal. Specifically, Proponents state that they “simply are not in a

1  See Shareholder Requested Report on Product Safety Measures and Monitoring of Industry Trends (Feb. 8, 2019) at p. 6, available at https://www.sec.gov/Archives/edgar/data/1092796/000119312519032245/d704097dex991.htm.

position to produce the cost estimate demanded by Smith & Wesson because they don’t know the full range of impacts the Company’s due diligence would identify, . . . .”

Rather than admit that this absence of knowledge is a reason to be skeptical of the relative benefits of the Proponents’ proposal, they attempt to argue these costs are marginal or inconsequential. Perhaps the most disingenuous example is Proponents’ argument that S&W’s concerns for extra-legal liability are unfounded, citing an article in footnote 3 of their Notice of Exempt Solicitation for the proposition that the UNGP are “agnostic” about liability, suggesting that “agnostic” means an absence of liability.

In fact, the article which Proponents cite says the exact opposite, stating that “[n]otably, the GPs do not exclude any form of liability.”2 The article also directly refutes Proponents’ representation to shareholders that no remedial measures are required “unless a company decides to do so.”

[B]usiness enterprises conducting such due diligence should not assume that, by itself, this will automatically and fully absolve them from liability for causing or contributing to human rights abuses. Root Cause Orientation . . . . [S]uperficial measures to mitigate impacts are inconsistent with HRDD and the GPs.3

The Board’s deliberate and careful ESG approach is based on an understanding that what the UNGP requires in terms of mitigation efforts are substantial and include financial compensation for the human rights impacts of firearms. Proponents’ affiliate the Interfaith Center for Corporate Responsibility (ICCR) itself has validated the Board’s concerns.

[Mitigation] includes “apologies, restitution, rehabilitation, financial or nonfinancial compensation, punitive sanctions (whether criminal or administrative, such as fines), as well as the prevention of harm through, for example, injunctions or guarantees of non-repetition.” Where a business causes or contributes to adverse impacts, it should play a role in providing remedy.4

Instead of disclosing these obvious liabilities, Proponents attempt to convince our shareholders that the costs of their proposal are insignificant, even contradicting the statement in their 2018 proposal that “[g]un violence is a public health crisis with extraordinary human and financial costs.” For example, they reject S&W’s informed estimates and attempt to discount the estimate given by their affiliate ICCR as

2  Radu Mares, “Human Rights Due Diligence and the Root Causes of Harm in Business Operations: A Textual and Contextual Analysis of the Guiding Principles on Business and Human Rights,” Northeastern University L. Rev. 10(1), 1-71, at 53 (2018) (http://lup.lub.lu.se/search/ws/files/49047261/2018_The_UNGPs_and_the_Root_Causes_of_Infringements.pdf) (emphasis added).

3  Id. (emphasis added and footnotes omitted). “HRDD” refers to Human Rights Due Diligence.

4  Investor Alliance for Human Rights, Investor Toolkit on Human Rights (May 2020) at 11, https://investorsforhumanrights.org/sites/default/files/attachments/2020-05/Full%20Report-%20Investor%20Toolkit%20on%20Human%20Rights%20May%202020c.pdf.

being “only” $2.8 billion. But Proponent fails to disclose to shareholders the much larger ICCR estimate provided in the very paper they cite in footnote 4 in their Notice of Exempt Solicitation:

Gun violence in the U.S. is both a public health and human rights crisis with extraordinary and escalating human and economic costs. A Johns Hopkins University study revealed the annual cost of care for victims of gun violence is an average of $2.8 billion in emergency-room and inpatient charges alone; when lost wages are factored in, the financial burden rises to $45 billion annually.

(emphasis added).5

Proponents also continue to ignore published reports on the subject from no less an authority on human rights than Amnesty International. Amnesty International, unlike Proponents, has developed an estimate based on its own views of what a human rights commitment in the firearms industry requires. It deems the direct and indirect costs of the liability that Proponents’ human rights approach could be up to $222 billion per year.6 Giffords Law Center to Prevent Gun Violence, an organization which shares Proponents’ admitted desire for stricter gun laws has estimated the liability at a remarkably similar $229 billion per year.

Activists can create such exaggerated liability because the human rights framework they support arguably requires our Company to remedy virtually any societal ill that can in any way be related to our business. These costs include not only the urban crime that plagues our inner cities7 but every other possible cost, no matter how attenuated. Amnesty International’s report makes this point clear.

Persistent community-wide firearm violence can also undermine the enjoyment of economic, social and cultural rights, such as the right to health and the right to education. 8

In other words, according to Amnesty International’s analysis and the principles of the UNGP, firearms companies would be required to remedy the country’s medical and educational problems because firearms allegedly contribute to the problem.

It matters little that we disagree with the activists’ exaggerated claims. The issue before shareholders is whether to commit the Company to a human rights framework which lends itself to such analysis and wide-ranging liability. The Proponents have never denied that such an analysis may be conducted under the human rights framework they demand, nor that Amnesty International’s analysis is incorrect. Rather, they merely have weakly responded to these estimates by claiming they were not affiliated with Amnesty International.

5  ICCR Investor Statement on Gun Violence, available at https://www.iccr.org/sites/default/files/page_attachments/investorstatementagainstgunviolence05.29.18f.pdf

6  See Amnesty International, In the Line of Fire: Human Rights and the U.S. Gun Violence Crisis (Sept. 12, 2018) at 115-16, available at https://www.amnestyusa.org/wp-content/uploads/2018/09/Gun-Report-Full_16.pdf.

7  Urban firearm violence, and specifically firearm homicide, disproportionately impacts minority communities and particularly young black men. Id. at 15

8  Id. at 30. (emphasis added).

Whether Proponents are affiliated with Amnesty International or others adopting the same approach is not relevant to evaluating the estimates of liability that may be imposed on the Company. Nor is it important whether it is possible for the Company to engage in legal and extra-legal battles to contest these estimates. Their significance lies in the fact that the area of human rights as specifically applied to the firearms industry is one of substantial debate, considerable unknowns, and in which those opposed to our business seek to impose debilitating costs. It is not in the interest of shareholders to expose S&W to such risks.

Proponents’ final attempt to convince shareholders to ignore the real-world impact of their proposal is to argue that S&W can simply ignore its own policies and related liabilities because the UNGP “differs from a litigation or government enforcement action, where a court or other body adjudicates claims . . . .” While shareholders obviously should reject a policy that requires such deceit, the more direct answer is that Proponents’ position is contrary to the human rights framework for which they advocate. Namely, Principle 29 of the UNGP states:

To make it possible for grievances to be addressed early and remediated directly, business enterprises should establish or participate in effective operational-level grievance mechanisms for individuals and communities who may be adversely impacted.

While the UNGP does not expressly require any specific means for resolving disputes, arbitration is becoming the de facto standard, as illustrated by “The Hague Rules on Business and Human Rights Arbitration” and other similar initiatives.9

What is evident from Proponents’ arguments is that the driver for their proposal is not shareholder value, but an attempt to use the Boardroom to implement their gun control agenda. Proponents finally make a clear statement in this year’s Notice of Exempt Solicitation that “they support stricter gun laws.” What they fail to disclose to shareholders, however, is what is readily apparent to the media — that Proponents “bought stock in Smith & Wesson just to have a say in the gun debate . . . ..”10 In other words, their true purpose is contrary to their representation to shareholders that they have “submitted the proposal out of concern that Smith & Wesson has no process in place to identify and analyze human rights risks in its business operations.”

It is in the context of their pursuit of “stricter gun laws” that Proponents’ rejection of S&W’s substantial ESG efforts and their understatement of the risks of their proposal makes sense. Read carefully, Proponents’ arguments do not identify any failure of the Company’s current ESG approach to adequately assess and manage risk, nor do they explain how the Company’s ongoing process to evaluate and improve its policies fall short. What they do identify is a path to extensive liability for human rights impacts through the UNGP for failing to support restrictions on gun rights.

9  https://docs.pca-cpa.org/2019/12/The-Hague-Rules-on-Business-and-Human-Rights-Arbitration.pdf.

10  Jim Kinney, “Stockholder nuns call out Smith & Wesson over gun violence, putting another proposal up for vote,” masslive.com (Sept. 4, 2021), available at https://www.msn.com/en-us/money/markets/stockholder-nuns-call-out-smith-wesson-over-gun-violence-putting-another-proposal-up-for-vote/ar-AANVRx4.

Adoption of the UNGP liability framework is unnecessary, overburdensome, and risks substantial harm to shareholder value. For these reasons and for the reasons previously articulated by the Board, the Proposal is not in the best interests of our stockholders and your Board of Directors strongly recommends a vote “AGAINST” Proposal Five, the stockholder proposal advanced by the Proponents.